Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement
No. 333-120492
January 5, 2006

DUKE REALTY CORPORATION

6.95% SERIES M CUMULATIVE REDEEMABLE PREFERRED STOCK

Final Term Sheet

Issuer:	Duke Realty Corporation (DRE)

Security:	Depositary Shares Each Representing 1/10th of a Share of 6.95% Series M Cumulative Redeemable Preferred Stock

Size:	6,400,000 depositary shares

Over-allotment Option:	960,000 depositary shares (15%) at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. (333-120492)

Public Offering Price:	$25.00 per depositary share; $160 million total

Underwriting Discounts and Commissions:		$5,040,000 total

Proceeds to the Company:	$154,960,000 total

Bookrunners:	Morgan Stanley & Co. Incorporated, UBS Securities LLC, and Wachovia Capital Markets, LLC

Co-managers:	Stifel, Nicolaus & Company, Incorporated

Underwriting:	Morgan Stanley & Co. Incorporated	1,920,000
	UBS Securities LLC	1,920,000
	Wachovia Capital Markets, LLC	1,920,000
	Stifel, Nicolaus & Company, Incorporated	640,000

Dividend:	6.95%

Redemption:	Callable at the issuer’s option on or after January 31, 2011 at $25.00 per depositary share

Settlement Date:	January 31, 2006 (T+18)

Payment Dates:	Quarterly on March 31, June 30, September 30, and December 31, of each year, beginning March 31, 2006

CUSIP Number:	264411 72 9 ISIN Number: US2644117291

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).

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